UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 22, 2010

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

We announced on July 22, 2010 that second-quarter 2010 reported earnings were $0.68 per diluted share, including a $0.07 one-time gain from the previously announced exchange of Telmex Internacional stock for shares of America Movil, compared with $0.54 per share for the second quarter of 2009. Second-quarter 2010 reported net income attributable to AT&T was $4.0 billion compared with $3.2 billion for the second quarter of 2009.

During the second quarter, we announced an agreement to sell our Sterling Commerce subsidiary and second-quarter comparisons below are based on results from continuing operations, which exclude results from Sterling Commerce for all periods.

On a reported basis, our second-quarter 2010 revenues were $30.8 billion compared with $30.6 billion in second-quarter 2009.  Second-quarter revenues reflected continued growth in mobile broadband, including a record quarter for iPhone activations and gains in IP-based and strategic business services which offset a decline predominantly in wireline voice.  Second-quarter 2010 operating expenses were $24.7 billion compared with $25.1 billion in the year-ago quarter.  Second-quarter 2010 reported operating income margin was 19.8 percent, up from 18.0 percent in the year-ago quarter, reflecting continued progress on cost-control initiatives.

AT&T Mobility’s reported service revenues for the second-quarter 2010 were $ 13.2 billion up 10.3 percent versus the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.  AT&T Mobility recorded an organic net gain of 1.6 million wireless customers in the second quarter of 2010.   AT&T Mobility's customer base at quarter-end was 90.1 million compared to 79.6 million for the year-ago quarter, including 1.6 million customers added when the previously announced acquisition of wireless properties from Verizon Wireless closed in late June 2010 (“VZW Closing”).   The net subscriber increase reflects continued demand for advanced handsets, increases in prepaid subscribers as well as continued growth of emerging devices such as eReaders, alarm monitoring services and global positioning services.  Connected devices in service increased by 896,000 in the second quarter.  Retail postpaid subscriber net adds totaled 496,000 for the second quarter compared with 1.13 million in the year-ago quarter and 512,000 in the first quarter of 2010, reflecting industry maturation trends.  Second quarter iPhone activations were 3.2 million and approximately 27 percent of those activations were for customers who were new to AT&T.  For the quarter, average revenue per postpaid subscriber increased 3.4 percent compared with the year-ago quarter due to strong growth in data services and increased purchases and use of advanced handsets and despite including the customers added by the VZW Closing.  Average revenue per total subscriber declined slightly year-over-year, reflecting the rapid growth of emerging devices.  Postpaid subscriber churn was 1.01 percent, down from 1.07 percent in the year-earlier quarter, and total subscriber churn was 1.29 percent versus 1.48 percent in the second quarter of 2009. Second-quarter 2010 reported wireless operating expenses totaled $10.1 billion up 2.1 percent versus the year-earlier quarter.  AT&T Mobility’s operating income margin was 28.8 percent compared to 24.9 percent in the year-ago quarter, reflecting continued solid revenue growth, reduced churn, improved operating efficiencies and further growth in the number of high-value subscribers.

Total wireline revenues declined 3.7 percent compared with the year-ago quarter, the smallest year-over-year decline in six quarters; this lower rate of decline was led by improved consumer customer trends.  Second-quarter 2010 total wireline operating expenses declined 4.3 percent versus the year-ago quarter, reflecting ongoing cost-savings initiatives.  Wireline’s operating income margin was 12.2 percent compared with 11.7 percent for the second quarter of 2009 and 11.1 percent for the first quarter of 2010.

Revenues from our wireline business customers were $9.6 billion, a decrease of 4.7 percent from the year-ago quarter, reflecting increases in Internet-Protocol-based data services offset by a decline in usage-based, older circuit-based services, primarily voice. Revenues from our wireline residential customers were $5.4 billion, flat compared with the second quarter of 2009, as a decline in voice revenues was offset by a continued increase in broadband and video revenues.

Revenue connections from our consumer customers (retail voice, high speed Internet and video) totaled 44.3 million at quarter-end 2010 versus 45.0 million at the end of first-quarter 2010 and 46.3 million at the end of the second quarter of 2009.  Total wired broadband connections increased by 404,000 on a year-over-year basis but decreased by 92,000 on a sequential basis, reflecting a decline in traditional DSL connections partially offset by a gain in U-verse internet subscribers.  At quarter-end 2010, our total switched access lines were 46.6 million compared with 52.4 million at quarter-end 2009.  The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers.   The number of U-verse video subscribers totaled 2.5 million at quarter-end 2010, with a net gain of 209,000 subscribers in the second quarter of 2010.  U-verse deployment reached 25.0 million living units as of quarter-end 2010.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: July 22, 2010	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller